Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 1st Quarter 2012 Earnings

Ocean City, New Jersey - April 25, 2012 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1.4 million for the quarter ended March 31, 2012 compared to $1.2 million earned in the first quarter of 2011. Basic and diluted earnings per share were $0.20, compared to $0.18 in the same period last year.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of twelve full-service banking offices in eastern New Jersey.

“We are very pleased with our start to 2012,” said Steven E. Brady, President and CEO. “We are already seeing the benefit of our acquisition of Select Bank, and customer acceptance and retention has been excellent. As with many areas of the country, economic conditions in our market area seem to be gradually improving.”

Balance Sheet Review

Total assets grew $8.0 million, or 0.8%, to $1,002.7 million at March 31, 2012 from $994.7 million at December 31, 2011. Loans receivable, net, decreased $12.6 million, or 1.7%, to $715.0 million at March 31, 2012 from $727.6 million at December 31, 2011. Investments and mortgage-backed securities increased $22.6 million, or 42.7%, to $75.3 million during the first quarter of 2012. Cash and cash equivalents decreased $2.2 million, or 1.4%, to $153.5 million at March 31, 2012 from $155.7 million at December 31, 2011. Loan originations and other advances totaling $37.2 million were offset by payoffs and payments received of $49.8 million resulting in a $12.6 million decrease in the portfolio. The increase in investments and mortgage-backed securities resulted from new purchases of $23.9 million offset by normal repayment and payoffs of $1.3 million.

Deposits grew $6.4 million, or 0.8%, to $758.8 million at March 31, 2012 from $752.4 million at December 31, 2011. The Company continued its focus on core deposits, which increased $8.8 million, or 1.7%, to $517.4 million. Certificates of deposit decreased $2.4 million, or 1.0%, to $241.4 million at March 31, 2012 compared to December 31, 2011. Total borrowings were unchanged at $125.5 million.

Asset Quality

The provision for loan losses totaled $173,000 for the first quarter of 2012 compared to $75,000 for the first quarter of 2011 and $129,000 for the fourth quarter of 2011. The allowance for loan losses totaled $3.9 million, or 0.54% of total loans, at March 31, 2012 compared to $3.8 million, or 0.52% of total loans, at December 31, 2011. The Company experienced $40,000 in net charge-off activity in the first quarter of 2012 as compared to no charge-off activity for the first quarter of 2011 and $485,000 for the fourth quarter of 2011.

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Non-performing assets totaled $6.7 million, or 0.67% of total assets, at March 31, 2012, compared to $6.6 million, or 0.66% of total assets, at December 31, 2011. Non-performing assets consisted of eighteen residential mortgages totaling $4.2 million, three commercial mortgages totaling $890,000, two commercial loans totaling $299,000, six consumer equity loans totaling $304,000, one troubled debt restructuring totaling $801,000 and two real estate owned properties totaling $243,000. Specific reserves recorded for these loans at March 31, 2012 were $489,000.

Income Statement Analysis

Net interest income increased $910,000, or 15.2%, to $6.9 million for the first quarter of 2012 compared to $6.0 million in the first quarter of 2011. Net interest margin increased 6 basis points in the quarter ended March 31, 2012 to 3.53% versus 3.47% for the quarter ended March 31, 2011 and decreased 1 basis point from 3.54% for the quarter ended December 31, 2011. The increase in net interest income in the first quarter of 2012 compared to the first quarter of 2011 was the result of a decrease of 41 basis points in the average cost of interest-bearing liabilities to 1.34% and an increase in the average interest-earning assets of $91.3 million. These changes were offset by a decrease in the average yield on interest-earning assets to 4.93% and an increase in average interest-bearing liabilities of $111.2 million.

Other income increased $103,000 to $905,000, or 12.8%, for the first quarter of 2012 compared to $807,000 in the first quarter of 2011. The increase in other income resulted from increases in deposit account fees, debit card commissions and cash surrender value of life insurance.

Other expenses increased $745,000, or 16.0%, to $5.4 million during the first quarter of 2012 compared to the first quarter of 2011. Costs associated with two branch locations added with last year’s acquisition of Select Bank totaled $322,000. Additionally, increases in salaries and benefits, occupancy and equipment and other expenses of $482,000 were offset by a decrease in FDIC insurance of $59,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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SELECTED FINANCIAL CONDITION DATA (Unaudited)

	March 31,	December 31,
	2012	2011	% Change
	(Dollars in thousands)

Total assets	$1,002,690	$994,730	0.8%
Cash and cash equivalents	153,487	155,653	(1.4)
Investment securities	75,266	52,732	42.7
Loans receivable, net	714,993	727,626	(1.7)
Deposits	758,806	752,455	0.8
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	105,558	104,680	0.8

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended March 31,
	2012	2011	% Change
	(Dollars in thousands, except per share and share amounts)

Interest and dividend income	$9,611	$9,038	6.3%
Interest expense	2,726	3,063	(11.0)
Net interest income	6,885	5,975	15.2

Provision for loan losses	173	75	130.7

Net interest income after provision for loan losses	6,712	5,900	13.8

Other income	905	802	14.3
Other expense	5,401	4,656	16.0

Income before taxes	2,216	2,046	8.3
Provision for income taxes	862	841	2.5

Net income	$1,354	$1,205	12.4

Earnings per share basic	$0.20	$0.18	11.1
Earnings per share diluted	$0.20	$0.18	11.1

Average shares outstanding basic	6,778,305	6,730,331
Average shares outstanding diluted	6,844,225	6,801,558

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	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$718,892	5.01%	$657,986	5.20%
Investment securities	61,001	4.00%	30,656	6.30%

Interest-bearing deposits	685,347	0.71%	574,102	1.09%
Total borrowings	125,464	4.82%	125,464	4.77%

Interest rate spread		3.58%		3.50%
Net interest margin		3.53%		3.47%

ASSET QUALITY DATA (Unaudited)

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,762	$3,988
Provision for loan losses	173	473

Charge-offs	(50)	(700)
Recoveries	10	1
Net charge-offs	(40)	(699)

Allowance at end of period	$3,895	$3,762
Allowance for loan losses as a percent of total loans	0.54%	0.52%
Allowance for loan losses as a percent of nonperforming loans	60.3%	58.0%

	At March 31, 2012	At December 31, 2011
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$4,166	$4,768
Real estate mortgage - commercial	890	392
Commercial business loans	299	318
Consumer loans	304	198
Total	5,659	5,676
Trouble debt restructurings - nonaccrual	801	805
Total nonaccrual loans	6,460	6,481
Real estate owned	243	98

Total nonperforming assets	$6,703	$6,579
Nonperforming loans as a percent of total loans	0.90%	0.89%
Nonperforming assets as a percent of total assets	0.67%	0.66%

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SELECTED FINANCIAL RATIOS (Unaudited)

	Three Months Ended March 31,
	2012	2011

Selected Performance Ratios:
Return on average assets (1)	0.54%	0.55%
Return on average equity (1)	5.12%	4.74%
Interest rate spread (1)	3.58%	3.50%
Net interest margin (1)	3.53%	3.47%
Efficiency ratio	69.33%	68.70%

(1) Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q1 2012	Q4 2011	Q3 2011	Q2 2011	Q1 2011
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,885	$6,987	$6,778	$6,162	$5,975
Provision for loan losses	173	129	141	128	75
Net interest income after provision for loan losses	6,712	6,858	6,637	6,034	5,900
Other income	905	939	934	862	802
Other expense	5,401	5,389	5,521	4,810	4,656
Income before taxes	2,216	2,408	2,050	2,086	2,046
Provision for income taxes	862	927	835	928	841
Net income	$1,354	$1,481	$1,215	$1,158	$1,205

Share Data:
Earnings per share basic	$0.20	$0.22	$0.18	$0.17	$0.18
Earnings per share diluted	$0.20	$0.22	$0.18	$0.17	$0.18
Average shares outstanding basic	6,778,305	6,769,726	6,753,956	6,738,827	6,730,331
Average shares outstanding diluted	6,842,452	6,843,937	6,836,697	6,809,077	6,801,558
Total shares outstanding	7,291,643	7,291,643	7,291,643	7,296,780	7,296,780

Balance Sheet Data:
Total assets	$1,002,690	$994,926	$1,021,625	$860,269	$861,365
Investment securities	75,266	53,732	49,679	47,474	42,131
Loans receivable, net	714,993	727,887	743,945	662,841	660,385
Deposits	758,806	752,455	780,564	621,189	623,685
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholder’s equity	105,558	104,692	104,063	102,822	101,750

Asset Quality:
Non-performing assets	$6,703	$6,579	$5,297	$6,033	$5,910
Non-performing loans to total loans	0.90%	0.89%	0.67%	0.90%	0.88%
Non-performing assets to total assets	0.67%	0.66%	0.52%	0.70%	0.69%
Allowance for loan losses	$3,895	$3,762	$4,119	$4,068	$4,063
Allowance for loan losses to total loans	0.54%	0.52%	0.55%	0.61%	0.62%
Allowance for loan losses to non-performing loans	60.3%	58.0%	82.6%	68.5%	69.9%

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